EXHIBIT 99


CAUTIONARY STATEMENTS FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT


Chronimed Inc. (The "Company") desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is filing this Exhibit to its Annual Report on Form 10-K in order to do so. When used in this Annual Report on Form 10-K or in the Company's Annual Report to Shareholders or in future filings by the Company with the Securities and Exchange Commission in the Company's annual report, quarterly reports, current reports on Form 8-K, press releases and in oral statements made with the approval of an authorized executive officer, the words or phrases "believe", "expect", "intends", "estimates", "plans", "will likely result", "look for", "may result", "will continue", "is anticipated", "expect", "project", or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers that the following important factors, among others, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any forward-looking statements made by, or on behalf of, the Company. Although the Company has attempted to list the important factors below, other factors may in the future prove to be more important. Factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in forward-looking statements.

         Changes in the Company's ownership status as a result of its current endeavors in seeking a strategic partner.

         The Company's ability to maintain its on-going arrangements with the manufacturers of various products and their ability to satisfy the Company's volume requirements and pricing and product criteria, particularly with the Sandimmune (R) and Neoral (R) organ transplant products manufactured by Novartis Pharmaceuticals and several HIV/AIDS products manufactured by a few key suppliers.

         The Company's ability to maintain its on-going pricing and supply terms with its pharmaceutical wholesale supplier, McKesson Corporation.

         Changes in or unknown violations of various Federal, State, and Local regulations governing: the dispensing of prescription drugs; the prohibiting of payments for patient referrals; the labeling, packaging, advertising and adulteration of prescription drugs; the dispensing of "controlled" substances and prescription drugs; the "fraud and abuse" provisions of the Social Security Act; and others not specifically mentioned.

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         The costs and other effects of legal and administrative cases and proceedings; claims of customers, both current and former; settlements and investigations; and changes in those items; developments or assertions by or against the Company relating to distribution rights and licenses; adoption of new, or changes in, accounting policies and practices and the application of such policies and practices.

         The amount, and rate of growth in, the Company's selling, general and administrative expenses; and the impact of unusual items resulting from the Company's ongoing evaluation of its business strategies, asset valuations and organizational structures, to include one-time adjustments and charges related to asset impairments and strategic transaction costs.

         The effects of and changes in, trade, monetary and fiscal policies, laws and regulations, other activities of government agencies, as previously mentioned; changes in social and economic conditions, such as trade restrictions or prohibitions, inflation and monetary fluctuations, import and other charges or taxes; the ability or inability of the Company to obtain, or hedge against, foreign currency, foreign exchange rates and fluctuations in those rates; unstable governments and legal systems, and intergovernmental disputes.

         The Company's ability to obtain competitive financing to fund its growth. In addition, there is no assurance that the Company will be able to successfully implement its growth strategies, or that these strategies will result in growth of the Company's business.

         Difficulties or delays in the development and marketing of the Company's products, including, but not limited to, a failure to deliver new proprietary products and technologies when anticipated or at the levels of financial performance anticipated (e.g., the Lasette(TM) Laser Lancing device, Select GT and Supreme enhancements, DiaScreen 10-way urine strip).

         Occurrences affecting the Company's ability to realize cost and volume efficiencies, particularly in its Specialty Pharmacy and Disease Management businesses.

         Heightened competition, including specifically the intensification of price competition; the entry of new competitors; and the introduction of new products and services by new and existing competitors.

         Termination of payor contracts or renegotiation at lower rates or less favorable terms of payment.

         Adverse actions of the Food and Drug Administration, including delays in diagnostic product approvals, production stoppages, and such other actions that impact the Company's ability to generate revenues and profits.

         Difficulties in realizing the expected revenues and profits from the fiscal 1998 acquisitions of Dia-Screen Corporation and Clinical Partners, Inc.

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         Adverse actions of governmental payors, including reduction of Medicare and Medicaid allowables for products or services provided, and discontinuance of or limitations on governmentally-funded programs.

         Failure to obtain new customers and to retain existing customers.

         Adverse publicity and news coverage.

         Inability to carry out marketing and sales plans.

         Loss or retirement of key executives and significant turnover in the general employee base as a result of the Company's current endeavors in seeking a strategic partner.

         Claims against the Company in excess of insurance coverage or difficulty in renewing insurance at competitive rates.

         A change in the status of the Company's loan guarantee with its Chairman and Chief Executive Officer.

         Changes in interest rates causing a reduction of interest income or an increase in interest expense, or the unforeseen need for the Company to liquidate its available-for-sale securities earlier than expected, potentially resulting in permanent losses.

         The Company's future success depends in part upon its proprietary technology. Although the Company attempts to protect its proprietary technology through patents, copyrights and trade secrets, it also believes that its future success will depend upon product development, technological expertise, license arrangements and distribution channels. There is no assurance that the Company will be able to protect its technology, or that competitors will not be able to develop similar technology independently. The Company may receive from third parties, including some of its competitors, notices claiming infringement of third-party patents or other proprietary rights. There is no assurance that the Company would prevail in any litigation over third-party claims or that it would be able to license any valid and infringed patents on commercially reasonable terms. Furthermore, litigation, regardless of its outcomes, could result in substantial cost to, and diversion of effort by, the Company. Any litigation or successful infringement claims by third parties may materially and adversely affect the Company's business, operating results and financial conditions.

Investors are cautioned not to place undue reliance on our forward-looking statements as they speak only of the Company's opinions at the time the statement was made. The Company does not undertake and specifically declines any obligations to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.